Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP
Freeline Therapeutics Holdings plc Stevenage Bioscience Catalyst Gunnels Wood Road Stevenage SG1 2FX	40 BANK STREET CANARY WHARF LONDON E14 5DS ----------- TEL: (020) 7519-7000 FAX: (020) 7519-7070 www.skadden.com

AFFILIATE OFFICES

-----------

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

-----------

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

23 March 2022

Ladies and Gentlemen,

Freeline Therapeutics Holdings plc – Prospectus Supplement – Exhibit 5.1

1.

We have acted as special English legal advisers for Freeline Therapeutics Holdings plc, a public company with limited liability incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated 22 March 2022 (the “Prospectus Supplement”), being a supplement to a registration statement on Form F-3 of the Company (File No. 333-259444) filed on 10 September 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and which became effective with the Commission on 22 September 2021. Pursuant to the terms of a purchase agreement dated 18 March 2022 (the “Purchase Agreement”) between the Company and Lincoln Park Capital Fund, LLC (the “Investor”), the Company has agreed to (i) issue and sell to the Investor from time to time following the date of the Purchase Agreement ordinary shares, with a nominal value of £0.00001 each in the capital of the Company (“Ordinary Shares”), in the form of an equivalent number of American Depositary Shares, having an aggregate offering price of up to $35,000,000 (the “Purchase Shares”) and (ii) issue to the Investor 954,208 Ordinary Shares (the “Commitment Shares” and, together with the Purchase Shares, the “Offered Shares”), in the form of an equivalent number of American Depositary Shares, as a commitment fee in consideration for the Investor’s entry into the Purchase Agreement, in each case in the manner and subject to the terms and conditions in the Purchase Agreement.

2.	This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP, A LIMITED LIABILITY PARTNERSHIP REGISTERED UNDER THE LAWS OF THE

STATE OF DELAWARE, IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY UNDER REFERENCE NUMBER 80014.

A LIST OF THE FIRM’S PARTNERS IS OPEN TO INSPECTION AT THE ABOVE ADDRESS.

3.	For the purposes of giving this opinion, we have examined the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the Prospectus Supplement;

(c)	an executed copy of the Purchase Agreement;

(d)	an executed copy of a certificate signed by the Secretary of the Company dated the date of this opinion and the documents attached thereto (the “Certificate”);

(e)	copies of the original certificate of incorporation and the certificate of incorporation on re-registration as a public company of the Company, in the form attached to the Certificate;

(f)	a copy of the Company’s Articles of Association (the “Articles”), as adopted by a special resolution passed on 31 July 2020, in the form attached to the Certificate;

(g)	a certified copy of an extract of the minutes of the meeting of the Board of Directors of the Company (the “Board”) held on 9 September 2021, in the form attached to the Certificate;

(h)	an executed copy of the written resolutions of the Transaction Committee of the Board dated 10 March 2022, in the form attached to the Certificate; and

(i)	a copy of the resolutions duly passed at a general meeting of the Company duly convened and held on 31 July 2020, in the form attached to the Certificate,

(together, the “Documents”) and such other documents and made such searches and considered such facts as we consider appropriate for the purpose of this opinion. We express an opinion in respect of the Company and the issue of the Offered Shares only as expressly specified in this opinion. We express no opinion as to any agreement, instrument or document.

4.

This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law in force on the date of this opinion. Accordingly, we express no opinion with regard to any other system of law. In particular, we express no opinion as to whether English law is consistent with the laws of the European Union, to the extent relevant on the date of this opinion. To the extent that the laws of any other jurisdiction (or the laws of the European Union) may be relevant, we express no opinion as to such laws, we have made no investigation thereof, and our opinion is subject to the effect of such laws. It should be understood that we have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any Document.

Assumptions

5.	In considering the Documents and for the purpose of rendering this opinion we have with your consent assumed without investigation or verification:

(a)

the genuineness of all signatures (including electronic signatures) on, and the authenticity and completeness of, all documents submitted to us, the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the authenticity of the originals of such latter documents;

(b)	that the copy of the executed Purchase Agreement presented to us is an accurate copy of the Purchase Agreement in the form it existed when it was executed;

(c)	that there is no agreement or arrangement which modifies, supersedes or is inconsistent with any Document;

(d)	that each of the statements contained in the Certificate is true and correct as at the date of this opinion;

(e)	that the resolutions contained in the minutes and resolutions referred to in paragraphs 3(g), 3(h), and 3(i) were validly passed and remain in full force and effect without modification;

(f)	that the Purchase Agreement constitutes valid and binding obligations of each of the parties thereto enforceable under all applicable laws;

(g)

that all consents, approvals, notices, filings, recordations, licences, orders, authorisations, publications, registrations and other similar formalities which are necessary under any applicable laws or regulations in order to permit the issue and offering of the relevant Offered Shares and the execution, performance or enforceability of the Purchase Agreement have been or will be duly made or obtained within the period permitted by such laws or regulations;

(h)

that the Offered Shares will be issued and the Purchase Agreement has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto, the Purchase Agreement has not been entered into and the Offered Shares will not be issued or delivered as a result of misrepresentation, mistake, duress or unlawful activity, and there has been no fraud nor will there be any fraud inducing any party to enter into the Purchase Agreement on the terms set out therein or to issue or deliver the relevant Offered Shares;

(i)

that the performance of any obligations under the Purchase Agreement that either fall to be performed outside England or that are impacted by applicable local law, is not contrary to applicable local law and there is no local legal requirement that the performance of such obligations by that party needs to be governed by local law;

(j)

that the information revealed by our searches and enquiries of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, and our oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 6(a) below was accurate in all respects and has not since the time of such searches or enquiries been altered;

(k)

that the Company will not as a consequence of the transactions contemplated by the Purchase Agreement and the Prospectus Supplement, including allotting and issuing the Offered Shares, become insolvent or unable to pay its debts for the purposes of the Insolvency Act 1986 or any other analogous legislation;

(l)

that valid entries in the books and registers of the Company will be made of the relevant Offered Shares in accordance with the Companies Act 2006 (as amended, the “CA 2006”), any applicable law and the Articles;

(m)

the words used in the Registration Statement and the Prospectus Supplement bear their ordinary English meaning and there is no basis on which they could be interpreted otherwise than in accordance with the ordinary rules of English grammar and syntax; and

(n)	that, at the time of the issuance and allotment of any Purchase Shares following the date of this opinion (each such time being an “Issue Date”):

(i)	the Registration Statement, as finally amended (including all necessary post-effective amendments), is effective under the Securities Act;

(ii)

the Company is duly incorporated and validly existing and has all corporate and other power and capacity to enter into and perform all of its obligations under the Purchase Agreement, and has taken all requisite action to issue and deliver the relevant Purchase Shares;

(iii)

the Company is in compliance with all applicable laws required for the issue and delivery of the relevant Purchase Shares and to allot and issue the relevant Purchase Shares, and the Company (either by its Board, its Transaction Committee or any delegatees appointed by its Transaction Committee) has duly authorised the allotment and issue of the relevant Purchase Shares;

(iv)

the directors of the Company are duly authorised pursuant to the Articles as in force on such Issue Date, the CA 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue the relevant Purchase Shares to be issued pursuant to the Purchase Agreement and any other relevant documents relating to the allotment and issue of the relevant Purchase Shares;

(v)

the relevant Purchase Shares are being allotted and issued in conformity with the Registration Statement (as amended or supplemented as applicable in respect of the relevant Purchase Shares to be issued), so as not to violate the CA 2006, the Articles, any applicable law, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or regulatory body having jurisdiction over the Company; and

(vi)	the Company is in receipt of such amounts as are necessary to fully pay the nominal or principal value of the relevant Purchase Shares and any applicable premium.

Opinion

6.

On the basis of the assumptions set out above and subject to the qualifications set forth below and any matters not disclosed to us and having regard to such considerations of English law as we consider relevant, we are of the opinion that:

(a)	the Company has been incorporated and registered in England and Wales and:

(i)

our enquiry today of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, revealed no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator; and

(ii)

the Central Registry of Winding up Petitions has confirmed in response to our oral enquiry made today that no petition for the winding up of the Company has been presented within the period of six months covered by such enquiry;

(b)

in so far as English law is concerned and, in respect of the allotment and issue of the Purchase Shares, once all future actions, authorisations and approvals described in paragraph 5(n) above have been taken, obtained and/or complied with, then:

(i)	the Company has the requisite legal authority to issue the Offered Shares and the issue of the Offered Shares has been duly authorised by all necessary corporate action on the part of the Company; and

(ii)

when (i) the Offered Shares have been allotted and issued for consideration as described in the Purchase Agreement; and (ii) valid entries in the books and registers of the Company have been made, the Offered Shares will be validly issued, fully paid and non-assessable (it being understood that the term “non-assessable” has no recognised meaning under English law, and for the purposes of this opinion means that, under the CA 2006, the Articles and any resolution taken under the Articles approving the issuance of the Offered Shares, no holder of such Offered Shares is liable, solely because of such holder’s status as a holder of such Offered Shares, for additional assessments or calls for further funds by the Company or any other person).

Qualifications

7.	The opinions set forth above are subject to the following qualifications:

(a)

the searches and enquiries of the public documents relating to the Company kept at Companies House in Cardiff, including an online search in respect of the Company on the Companies House Service, and our oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 6(a) above are not conclusively capable of revealing whether or not:

(i)	a winding up petition has been received or a winding up order has been made or a resolution passed for the winding up of the Company; or

(ii)	an administration order has been made in relation to the Company; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed in relation to the Company,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public file of the relevant company immediately. Those searches and enquiries are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented nor would they reveal if insolvency proceedings have begun elsewhere;

(b)	if any agreement is entered into for a purpose prohibited by sections 678 and 679 of the CA 2006, it will be void;

(c)

this opinion is subject to and may be limited by all applicable laws relating to bankruptcy, insolvency, administration, liquidation, reorganisation, moratorium or any analogous procedure and other laws of general application relating to or affecting the rights of creditors;

(d)	we express no opinion as to taxation matters; and

(e)	we express no opinion as to whether the Registration Statement or the Prospectus Supplement contains all the information required by applicable law and/or regulation.

8.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s current report on Form 6-K to be filed with the Commission on 23 March 2022, which will be incorporated by reference into and deemed part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date of this opinion unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed in this opinion or of any subsequent changes in applicable laws.

Yours faithfully,

/s/ Skadden, Arps, Slate, Meagher & Flom (UK) LLP

DT